Exhibit 99.2
Envision Solar Enters Into Strategic Master Services Agreement With Morrow-Meadows Corporation

-	Announces first 300kW project and plan for extensive deployment of Park Solar™, EnvisionTrak™ and CleanCharge™ technology under Master Services Agreement

SAN DIEGO-- (BUSINESS WIRE)--Envision Solar International, Inc., (www.envisionsolar.com) (OTCBB:EVSI - News), a solar system designer and developer, today announced that it has entered into a Master Services Agreement (MSA) with Morrow-Meadows Corporation, a full-service contracting company with operations in Southern California, Northern California Oregon and Washington. The MSA will enable the companies to accelerate the execution of solar projects including ParkSolar℠, EnvisionTrak™ and CleanCharge™ solar/electric vehicle charging stations, under work orders for their expanding pipeline of clean and renewable solar energy projects with commercial, institutional and utility customers in five western states that Morrow-Meadows serves.

Bob Noble, CEO of Envision Solar, said, “We are delighted to have formalized this MSA, which will allow us to seamlessly execute Envision’s and Morrow Meadows’ significant and growing pipeline of solar projects. This is an important strategic alliance for us. Morrow-Meadows has decades of contracting and engineering services experience, and has been involved in the construction of more than 5GW of power plants, ranging from large scale utility grade gas turbine generation to solar.  In addition, our partnership with Morrow-Meadows will accelerate the broad scale deployment of our CleanCharge™ Solar Charging Stations. We believe Morrow-Meadows is a great fit for our extensive offering of innovative, architecturally superior, sustainable energy systems and this first 300kW Park Solar℠ proves it.”

Envision is pleased to announce the execution of the first work order under the MSA and has commenced design and deployment of a 300kW Park Solar project in Arizona, which will be completed in the third quarter of this year.

Under the terms of the MSA, Envision will be responsible for the solar master planning, design and development of solar projects. In addition, it will supply its ParkSolar℠ designs using Solar Tree® and Solar Grove® products, as well as CleanCharge™ and EnvisionTrak™ technology to enhance energy yield and reduce total cost of ownership for the project.

Jim Laehy, Director Business Development of Morrow-Meadows, added “Envision Solar brings world-class architectural and renewable energy project planning skills, in addition to a depth of understanding in the design and development of solar projects and some exceptional proprietary products. We expect that this will be invaluable to our collective effort under this MSA to expand our solar project pipeline and deployment over the next several years and see Envision's expertise in the industry as a tremendous benefit to our own offering.”

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, is a leading solar planner, architect and inventor designing and deploying clean energy systems globally. The solar master planning firm provides strategic long-term solutions including comprehensive sustainability planning and optimizing designs for solar array structures. The company is a leader in the invention and construction of solar structures that address unused millions of acres of parking spaces. Its innovative systems include products for commercial, residential, and institutions, such as the Solar Tree®, Solar Grove®, Solar Row™, LifePort®, LifePod™, LifeVillage™ and others. Envision Solar is listed on the OTC Bulletin Board under the symbol [OTCBB: EVSI]. For more information on the company, contact 1-866-746-0514.

About Morrow-Meadows Corporation

Morrow-Meadows Corporation www.morrow-meadows.com is a full-service electrical, engineering and contracting company with west coast operations and licensed in 5 western states. With over 1,400 electricians we have been serving our customers for over 45 years and operate as a Women Business Enterprise (WBE) certified by the City of Los Angeles Office of Contract Compliance (CCA-8795) and the Public Utilities Commission (#7LN00020).  In addition to our New Construction, Datacomm, Controls and Services divisions, Morrow-Meadows  has been involved in the construction of power plants with a functioning capacity totaling over 5 Giga Watts utilizing fuel types range from Hydroelectric, NG Turbine, NG Cogeneration, Fuel Cell and Solar.

For more information on Envision Solar, please visit www.envisionsolar.com or call 1-866-746-0514.